Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On April 1, 2025 (the “Closing Date”), RPC, Inc. (the “Company” or “RPC”), through its wholly owned subsidiary, Thru Tubing Solutions, Inc., completed its previously announced acquisition of Pintail Alternative Energy, L.L.C (“Target” or “Pintail”). Pursuant to the terms of the Membership Interest Purchase Agreement dated as of April 1, 2025 (the “Merger Agreement”), by and among RPC and Pintail, on the Closing Date, Pintail merged with and into RPC (the “Merger”), and Pintail continued as a wholly owned subsidiary of RPC.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined balance sheet as of December 31, 2024 gives effect to the Merger as if the transaction had been completed on December 31, 2024 and combines the audited consolidated balance sheet of RPC as of December 31, 2024 with Pintail’s audited balance sheet as of December 31, 2024. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 gives effect to the Merger as if the transaction had occurred on January 1, 2024, the first day of RPC’s fiscal year 2024 and combines the historical results of RPC and Pintail. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2024 combines the audited consolidated statement of operations of RPC for the fiscal year ended December 31, 2024 and Pintail’s audited statement of income for the fiscal year ended December 31, 2024.

The historical financial statements of RPC and Pintail have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are transaction accounting adjustments which are necessary to account for the Merger in accordance with U.S. GAAP. The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Merger had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of RPC following the Merger. The unaudited pro forma condensed combined financial information does not reflect the costs of any management adjustments, including integration activities or cost savings or synergies that may be achieved because of the Merger.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

●	The accompanying notes to the unaudited pro forma condensed combined financial information;
●	The separate audited consolidated financial statements of RPC as of and for the fiscal year ended December 31, 2024 and the related notes, included in RPC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024;
●	The separate audited financial statements of Pintail as of and for the fiscal year ended December 31, 2024 and the related notes, which are included elsewhere in this Form 8-K.

Description of the Merger

On the Closing Date, RPC completed its acquisition of Pintail through the consummation of the Merger. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, on the Closing Date, 100% of the Pintail’s equity was automatically canceled and converted into the right to receive (i) $170.0 million in cash, without interest (“the Closing Cash”), (ii) $25.0 million of RPC common stock, through the issuance of 4,545,454 shares of restricted common stock of RPC (“Stock Consideration”) to one of the previous owners (the “Seller”), and (iii) $50.0 million in the form of a secured note payable to Houston LP (the “Seller Note”).

The Seller’s right to receive all of the Stock Consideration and 50% of the Seller Note is subject to continued employment of Seller for a period of three years, and automatically forfeited upon Seller termination. Therefore, in accordance with US GAAP these payments have been accounted for as part of Acquisition related employment costs. These payments are considered to be contingent consideration and not part of purchase price. Additionally, as payment of both principal and interest for 50% of the Seller Note is contingent upon the Seller’s continued employment with the Company through the maturity date, the Company recognized an Acquisition related employment obligation asset, representing the future economic benefit of the Seller’s continued employment. This asset is being amortized over the three-year service period on a straight-line basis.

An additional amount of $28.1 million, net of taxes (“Redistribution Payments”), paid out of acquisition proceeds are subject to continued employment obligations of certain Pintail’s employees for three years from the acquisition date and are also reflected as Acquisition related employment costs.

Accounting for the Merger

The Merger is being accounted for as a business combination using the acquisition method with RPC as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the Preliminary Merger consideration Non-contingent portion will be allocated to Pintail’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Merger. The process of valuing the net assets of Pintail immediately prior to the Merger, as well as evaluating accounting policies for conformity, is preliminary. Differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired, and liabilities assumed will be recorded as goodwill. The allocation and related adjustments of Preliminary Merger consideration - Non-contingent portion disclosed in this unaudited pro forma condensed combined financial information are subject to revision based on a final determination of fair value. Refer to Note 1 - Basis of Presentation for more information.

All financial data included in the unaudited pro forma condensed combined financial information is presented in thousands of U.S. Dollars and has been prepared on the basis of U.S. GAAP and RPC’s accounting policies.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2024

(in thousands)

	RPC Historical	Pintail Reclassed (Note 2)	Pintail Transaction Accounting Adjustments	(Note 4)	Pro Forma Combined
ASSETS
Cash and cash equivalents	$325,975	$32,331	$(202,752)	(a)	$155,554
Accounts receivable, net of allowance for credit losses	276,577	62,595	-		339,172
Inventories	107,628	8,219	-		115,847
Income taxes receivable	4,332	-	-		4,332
Prepaid expenses	16,136	864	104	(g)	17,104
Other current assets	2,194	-	8,333	(b)	10,527
Total current assets	732,842	104,009	(194,315)		642,536
Property, plant and equipment, less accumulated depreciation	513,516	44,665	2,066	(c)	560,247
Operating lease right-of-use assets	27,465	870	-		28,335
Finance lease right-of-use assets	4,400	1,278	-		5,678
Goodwill	50,824	-	32,597	(e)	83,421
Other intangibles, net	13,843	-	96,900	(d)	110,743
Retirement plan assets	30,666	-	-		30,666
Other assets	12,933	6	17,084	(b) (g)	30,023
Total assets	$1,386,489	$150,828	$(45,668)		$1,491,649

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Accounts payable	$84,494	$42,644	$-		$127,138
Accrued payroll and related expenses	25,243	3,863	-		29,106
Accrued insurance expenses	7,942	-	-		7,942
Accrued state, local and other taxes	3,234	2,921	-		6,155
Income taxes payable	446	-	-		446
Unearned revenue	45,376	-	-		45,376
Current portion of notes payable	-	1,042	20,000	(b)	21,042
Current portion of operating lease liabilities	7,108	298	-		7,406
Current portion of finance lease liabilities and finance obligations	3,522	558	-		4,080
Accrued expenses and other liabilities	4,548	199	(215)	(f)	4,532
Total current liabilities	181,913	51,525	19,785		253,223
Long-term accrued insurance expenses	12,175	-	-		12,175
Retirement plan liabilities	24,539	-	-		24,539
Deferred income taxes	58,189	-	-		58,189
Long-term portion of notes payable	-	3,542	30,000	(b)	33,542
Long-term operating lease liabilities	21,724	538	-		22,262
Long-term finance lease liabilities	559	799	-		1,358
Other long-term liabilities	9,099	-	-		9,099
Total liabilities	308,198	56,404	49,785		414,387
STOCKHOLDERS' EQUITY
Preferred stock	-	-	-		-
Common stock	21,494	-	455	(h)	21,949
Members' equity	-	94,424	(94,424)	(h)	-
Capital in excess of par value	-	-	-		-
Retained earnings	1,059,625	-	(1,484)	(h)	1,058,141
Accumulated other comprehensive loss	(2,828)	-	-		(2,828)
Total stockholders' equity	1,078,291	94,424	(95,453)		1,077,262
Total liabilities and stockholders' equity	$1,386,489	$150,828	$(45,668)		$1,491,649

See the accompanying notes to the unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2024

(in thousands except share and per share data)

	RPC Historical	Pintail Reclassed (Note 2)	Pintail Transaction Accounting Adjustments	(Note 5)	Pro Forma Combined
Revenues	$1,414,999	$409,097	$-		$1,824,096
COST AND EXPENSES:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	1,036,648	298,874	-		1,335,522
Selling, general and administrative expenses	156,437	11,057	1,029	(b)	168,523
Depreciation and amortization	132,575	19,346	3,458	(a)	155,379
Acquisition related employment costs	-	-	26,042	(c)	26,042
Gain on disposition of assets, net	(8,199)	(1,358)	-		(9,557)
Operating income	97,538	81,178	(30,529)		148,187
Interest expense	(724)	(360)	(3,200)	(d)	(4,284)
Interest income	13,134	-	-		13,134
Other income, net	2,854	-	-		2,854
Income before income taxes	112,802	80,818	(33,729)		159,891
Income tax provision	21,358	-	11,772	(e)	33,130
Net income	$91,444	$80,818	$(45,501)		$126,761

Earnings per share
Basic	$0.43				$0.58
Diluted	$0.43				$0.58

Weighted average shares outstanding – basic and diluted	214,942		4,545	(f)	219,487

See the accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 - Basis of Presentation

Historical financial statements of RPC and Pintail were prepared in accordance with U.S. GAAP. As discussed in Note 2 - RPC and Pintail reclassification adjustments, certain reclassifications were made to align Pintail’s financial statement presentation with RPC. With the information currently available, RPC has determined that no significant adjustments are necessary to conform Pintail’s financial statements to the accounting policies used by RPC.

The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X following the acquisition method of accounting in accordance with ASC 805, with RPC as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical financial statements of RPC and Pintail. Under ASC 805, all assets acquired, and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of Merger consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the Preliminary Merger consideration – Non-contingent portion depends upon certain estimates and assumptions, all of which are preliminary, and has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The allocation of the Preliminary Merger consideration – Non-contingent portion set forth herein will be revised as additional information becomes available during the measurement period, which could be up to twelve months from the Closing Date. Any such revisions or changes may be material.

The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that RPC believes are reasonable under the circumstances. RPC is not aware of any material transactions between RPC and Pintail during the period presented. Accordingly, adjustments to eliminate transactions between RPC and Pintail have not been reflected in the unaudited pro forma condensed combined financial information.

Note 2 - RPC and Pintail reclassification adjustments

During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Pintail’s financial information to identify differences in accounting policies as compared to those of RPC and differences in financial statement presentation as compared to the presentation of RPC. In addition, certain reclassification adjustments have been made to conform Pintail’s historical financial statement presentation to RPC’s financial statement presentation. Management of the combined company is currently in the process of conducting a more detailed review of accounting policies and reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

A)	Refer to the table below for a summary of reclassification adjustments made to present Pintail’s balance sheet as of December 31, 2024 to conform with that of RPC:

Pintail Historical Consolidated Balance Sheet Line Items	RPC Historical Consolidated Balance Sheet Line Items	Pintail As of December 31, 2024		Reclassification	Notes	Pintail Reclassed As of December 31, 2024
(in thousands)
Cash and cash equivalents	Cash and cash equivalents	$32,331	$			$32,331
Accounts receivable	Accounts receivable, net of allowance for credit losses	62,595				62,595
Inventory	Inventories	8,219				8,219
Prepaids	Prepaid expenses	1,458		(594)	(a)	864
Property and equipment, net	Property, plant and equipment, less accumulated depreciation	44,077		588	(a)	44,665
Operating lease right-of-use asset, net	Operating lease right-of-use assets	870				870
Finance lease right-of-use assets, net	Finance lease right-of-use assets	1,278				1,278
	Other assets			6	(a)	6
Accounts payable	Accounts payable	41,936		708	(b)	42,644
Accrued liabilities		7,691		(7,691)	(b)	-
	Accrued payroll and related expenses			3,863	(b)	3,863
	Accrued state, local and other taxes			2,921	(b)	2,921
	Accrued expenses and other liabilities			199	(b)	199
Current portion of notes payable		1,042				1,042
Current portion of operating lease	Current portion of operating lease liabilities	298				298
Current portion of finance leases	Current portion of finance lease liabilities and finance obligations	558				558
Note payable, long-term portion	Long-term portion of notes payable	3,542				3,542
Operating lease, less current portion	Long-term operating lease liabilities	538				538
Finance leases, less current portion	Long-term finance lease liabilities	799				799
Members' equity	Member’s equity	94,424				94,424

a)	Reclassification of $0.6 million of Prepaids to Property, plant and equipment and Other assets
b)	Reclassification of $7.7 million of Accrued liabilities to Accounts payable, Accrued payroll and related expense, Accrued state, local and other taxes, and Accrued expenses and other liabilities.
B)	Refer to the table below for a summary of adjustments made to present Pintail’s statement of income for the year ended December 31, 2024 to conform with that of RPC:
Pintail Historical Consolidated Statement of Income Line Items	RPC Historical Consolidated Statement of Operations Line Items	Pintail Year Ended December 31, 2024	Reclassification	Notes	Pintail Reclassed Year Ended December 31, 2024
(in thousands)
Revenues	Revenues	$409,097			$409,097
Cost of revenues	Cost of revenues	309,466	(10,592)	(a) (b)	298,874
General and administrative expenses	Selling, general and administrative expenses	19,188	(8,131)	(a) (b) (c)	11,057
	Depreciation and amortization	-	19,346	(a)	19,346
Other income	Gain on disposition of assets, net	(1,358)	-		(1,358)
Interest expense	Interest expense	(360)	-		(360)
State income tax expense		623	(623)	(c)	-
Net Income	Net Income	$80,818			$80,818
a)Reclassification of $20.2 million of Cost of revenues to Selling, general and administrative expenses and Depreciation and amortization
b)Reclassification of $9.6 million of General and administrative to Cost of revenues
c)Reclassification of $0.6 million of State income tax expense to Selling, general and administrative expenses

Note 3 – Preliminary purchase price allocation

Preliminary Merger Consideration – Non-contingent portion

The preliminary non-contingent Merger consideration of $193.7 million includes Closing Cash of $170.0 million and $25.0 million of the Seller Note not contingent on continued service, offset by $1.3 million of contractual adjustments for net working capital, cash and debt. The purchase price was paid with cash-on-hand and partially by the issuance of Seller Note. The Merger Agreement contains a post-closing adjustment for an agreed-upon level of Pintail’s working capital, as well as other usual and customary items, which the Company expects to finalize by the end of the fiscal year 2025.

Preliminary Merger Consideration– Non-contingent portion allocation

The assumed allocation of the non-contingent Merger consideration is based on provisional amounts, and therefore not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. RPC used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions, for the preliminary estimate of fair values of assets acquired and liabilities assumed of Pintail. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that RPC believes are reasonable under the circumstances. The purchase price allocation set forth herein is preliminary and will be revised as additional information becomes available during the `measurement period, which could be up to twelve months from the Closing Date. Any such revisions or changes may be material. With the exception of Property, plant and equipment and Other intangibles, the book values of all other assets acquired, and liabilities assumed approximate their fair values.

The following table summarizes the preliminary Merger consideration – Non-contingent portion allocation, as if the Merger had been completed on December 31, 2024:

(in thousands)	Amount
Assets:
Accounts receivable, net of allowance for credit losses	$62,595
Inventories	8,219
Prepaid expenses	864
Property, plant and equipment, less accumulated depreciation (refer to Note 4(c))	46,731
Operating lease right-of-use assets	870
Finance lease right-of-use assets	1,278
Goodwill	32,597
Other intangibles, net (refer to Note 4(d))	96,900
Other assets	6
Liabilities:
Accounts payable	42,644
Accrued payroll and related expenses	3,863
Accrued state, local, and other taxes	2,921
Current portion of notes payable	1,042
Current portion of operating lease liabilities	298
Current portion of finance lease liabilities and finance obligations	558
Accrued expenses and other liabilities	199
Long-term portion of notes payable	3,542
Long-term operating lease liabilities	538
Long-term finance lease liabilities	799
Estimated preliminary Merger consideration – Non-contingent portion	$193,656

See section titled Description of Merger in this document for further information regarding the contingent portion of total consideration consisting of $25.0 million of the Seller Note and $25.0 million of Stock Consideration.

Note 4 – Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

Adjustments included in the Pintail Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2024 are as follows:

a)	Reflects adjustment to cash and cash equivalents:

(in thousands)	Amount
Cash paid to sellers	$168,656
Elimination of Pintail cash not acquired	32,331
Estimated transaction costs (i)	1,765
Net pro forma transaction accounting adjustment to cash and cash equivalents	$202,752
i.	Represents legal advisory, financial advisory, Representations & Warranties (“R&W”) insurance, accounting and consulting costs paid by RPC.
b)	Reflects the issuance of a $50.0 million Seller Note in connection with the Merger. At inception, the Company evaluated the fair value of the Seller Note using a market interest rate based on the Company’s IBR (“Incremental Borrowing Rate”). As the contractual interest rate on the Seller Note (6.0% based on prevailing SOFR) was materially consistent with the estimated market rate, the Seller Note was recorded on the pro forma condensed combined balance sheet at the estimated present value of $50.0 million. Fifty percent of the Seller Note is contingent upon the Seller’s continued employment with the Company over a three-year period following the Merger. The portion of the note contingent on is recorded as an asset titled Acquisition related employee obligation within Other assets, which is expected to be recognized as compensation expense over the service period. The current portion of the Seller Note and Acquisition related employee obligation were recorded in Current portion of notes payable and Other current assets, respectively.
c)	Reflects the preliminary purchase accounting adjustment for property, plant and equipment. The unaudited pro forma condensed combined balance sheet has been adjusted to record Pintail’s property, plant and equipment at a preliminary fair value of approximately $46.7 million.
1
(in thousands)	Amount	Estimated Useful Life
Elimination of Pintail’s historical net book value of property, plant & equipment	$(44,665)
Preliminary fair value of acquired property, plant and equipment
Operating equipment	43,965	1-5
Vehicles	2,412	3
Furniture and fixtures	51	7
Buildings and leasehold improvements	303	2
Total preliminary fair value of acquired property, plant and equipment	46,731
Net pro forma transaction accounting adjustment to property, plant & equipment	$2,066
d)	Reflects the preliminary intangible asset adjustment of $96.9 million. The preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:
in thousands)
(in thousands)	Preliminary Fair Value	Estimated Useful Life
Customer relationships	$86,800	10
Trade names and trademarks	10,100	10
Intangible assets acquired	$96,900

The identification and valuation of intangible assets is preliminary and is subject to measurement period adjustments.

The fair value of tradename was valued using the relief-from-royalty method, which presumes the owner of the asset avoids hypothetical royalty payments that would need to be made for the use of the asset if the asset was not owned.

The fair value of customer relationships was estimated using the multi-period excess earnings method. The excess earnings methodology is an income approach methodology that estimates the projected cash flows of the business attributable to the customer relationships intangible assets, net of charges for the use of other identifiable assets of the business including working capital, fixed assets and other intangible assets.

e)	Reflects the preliminary goodwill adjustment of $32.6 million which represents the excess of the preliminary Merger consideration – Nonc-contingent portion over the preliminary fair value of the underlying assets acquired and liabilities assumed as described in Note 3 - Preliminary purchase price allocation.
f)	Reflects an adjustment to remove RPC’s transaction costs that were incurred as of the pro forma balance sheet date but paid after such date. As the pro forma balance sheet assumes the transaction occurred on December 31, 2024, this adjustment removes the accrued liability to reflect the settlement of these costs as if payment had occurred on the pro forma date.
g)	Reflects an adjustment to record the $0.5 million Representation & Warranties insurance premium as a prepaid asset on the pro forma condensed combined balance sheet as of December 31, 2024, as if the policy had been in effect and paid on that date. The policy was purchased in connection with the acquisition and provided coverage over a six-year term. The short-term portion of the prepaid premium expected to be amortized within one year is recorded in Prepaid expenses, and the long-term portion is recorded in Other assets.

h)	Reflects the adjustments to Stockholders’ equity:

(in thousands)	Common Stock	Members’ Equity	Retained Earnings
Elimination of Pintail’s historical equity	$-	$(94,424)	$-
Estimated transaction costs (i)	-	-	(1,029)
Issuance of Stock Consideration	455	-	(455)
Net pro forma transaction accounting adjustments to Stockholders’ equity	$455	$(94,424)	$(1,484)
i)	Represents legal advisory, financial advisory, R&W insurance, accounting and consulting costs incurred by RPC.

Note 5 – Pro Forma Adjustments to the Unaudited Condensed Combined Statement of Operations

Adjustments included in the Pintail Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2024 are as follows:

a)	Reflects adjustments to depreciation and amortization, including a net decrease in depreciation expense resulting from an increase in the estimated useful lives, partially offset by the preliminary fair value step-up to property, plant and equipment, as described in Note 4(c). This adjustment also includes the amortization of the estimated fair value of acquired intangibles, as described in Note 4(d). Both depreciation and amortization are computed on a straight-line basis.

(in thousands)	For the Year Ended December 31, 2024
Depreciation expense of acquired property, plant and equipment	$12,026
Less: Pintail historical depreciation expense	(18,258)
Property, plant and equipment depreciation adjustment	(6,232)
Amortization of acquired intangible assets	9,690
Net pro forma transaction accounting adjustment to depreciation and amortization	$3,458

A 10% change in the valuation of property, plant and equipment would cause a corresponding increase or decrease in the depreciation expense of approximately $1.2 million for the year ended December 31, 2024. Pro forma depreciation is preliminary and based on the use of straight-line depreciation. The amount of depreciation following the Merger may differ significantly between periods based upon the final value assigned and depreciation methodology used for each class of property, plant and equipment.

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $1.0 million for the year ended December 31, 2024. Pro forma amortization is preliminary and based on the use of straight-line amortization. The amount of amortization following the Merger may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

b)	Reflects the adjustment to Selling, general and administrative expenses for the estimated transaction costs expensed. Estimated transaction costs consist of legal advisory, financial advisory, R&W insurance, accounting and consulting costs of RPC.
c)	Reflects acquisition related employment costs related to the Stock Consideration, the contingent portion of the Seller Note, and the Redistribution Payments.
d)	Reflects the interest expense related to the Seller Note as described in Note 4(b). To finance the acquisition of Pintail, the Company issued a $50.0 million promissory note bearing interest at a variable rate equal to Simple SOFR for the applicable interest period plus two percent (2.0%) per annum, with a maturity of three years. The unaudited pro forma condensed combined statement of operations reflects an adjustment to interest expense of $3.2 million for the year ended December 31, 2024, to account for the annual interest expense associated with the Seller Note. This adjustment assumes the note was issued on January 1, 2024, and the interest expense will have a continuing impact on RPC's consolidated statements of operations. A change in SOFR of 1/8 of a percent would not result in a significant increase or decrease in the interest expense for the year ended December 31, 2024.
e)	Reflects the income tax impact of Pintail’s historical results assuming Pintail was combined with RPC on January 1, 2024, and the pro forma adjustments utilizing a statutory income tax rate of 25.0% for the year ended December 31, 2024. Prior to RPC’s acquisition Pintail was not a taxpaying entity for federal income tax purposes and, accordingly, did not recognize any expense for taxes. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the tax rate will likely vary from the actual effective rate in periods subsequent to completion of the Merger. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

f)	Reflects the Stock Consideration issuance of 4,545,454 shares. Basic and diluted earnings per share are computed by dividing net income by the weighted average number of shares outstanding. The Stock Consideration issued contains non-forfeitable rights to dividends and are therefore considered participating securities.

Restricted shares of common stock (participating securities) outstanding and a reconciliation of weighted average shares outstanding is as follows:

(in thousands)	2024
Pro forma net income available for stockholders	$126,761
Less: Adjustments for earnings attributable to Stock Consideration participating securities	(4,716)
Pro forma net income used in calculated pro forma earnings per share	$122,045

Pro forma weighted average shares outstanding (including participating securities)	219,487
Adjustment for historical participating securities	(3,584)
Adjustment for Stock Consideration participating securities	(4,545)
Pro forma shares used in calculating pro forma basic and diluted earnings per share	211,358